Exhibit 99.1

Genworth Financial Reports Third Quarter 2004 Earnings

	Three months ended September 30,
	2004		2003
(Amounts in millions, except per share amounts)	Total	Per diluted share	Total	Per diluted share
	(Unaudited)
Net earnings from continuing operations	$271	$0.55	$230	$0.47

Pro forma net earnings from continuing operations	$273	$0.56	$210	$0.43

Pro forma net operating earnings	$271	$0.55	$216	$0.44

Richmond, VA, October 21, 2004 – Genworth Financial, Inc. (NYSE: GNW) today reported net earnings from continuing operations for the third quarter of 2004 of $271 million, or $0.55 per diluted share, compared with $230 million or $0.47 per diluted share for the third quarter of 2003.

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. As more fully explained at the end of this release, the company is presenting pro forma financial information that reflects those transactions to enable a more meaningful comparison of its period-to-period results.

Pro forma net earnings from continuing operations in the third quarter of 2004 were $273 million, or $0.56 per diluted share, compared to $210 million or $0.43 per diluted share in the third quarter of 2003.

Pro forma net operating earnings for the third quarter of 2004 were $271 million, or $0.55 per diluted share, up 25 percent from $216 million or $0.44 per diluted share in the third quarter of 2003. Pro forma net operating earnings in the third quarter of 2004 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment gains of $2 million. Pro forma net operating earnings in the third quarter of 2003 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment losses of $6 million.

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under accounting principles generally accepted in the U.S. (GAAP). (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

“We continue to build on our three long-term growth platforms in protection, retirement and mortgage insurance – demonstrating strength in sales of fixed annuities, an upturn in term life sales, and continued robust growth in the international mortgage insurance arena, ” said Michael D. Fraizer, chairman and chief executive officer.

“We are on track to deliver pro forma net operating earnings for full-year 2004 of between $2.14 and $2.17 per share and we expect to end the year with pro forma net operating return on equity (ROE) in the 9.8 to 10 percent range,” Fraizer said. “Looking to 2005, we expect to achieve net operating earnings per share growth in the 10 to 12 percent range. This marks real progress toward our goal of a 12 percent ROE by 2008. We continue to optimize our business mix toward higher return products and markets and have focused expense discipline and capital management.”

Key Third Quarter Operating Highlights

•	In the Protection segment, term life insurance sales improved 13 percent on a sequential quarter basis to $26 million as a result of recently implemented price reductions together with ongoing service and distribution support initiatives. Universal life insurance sales were up 11 percent on a sequential quarter basis, reflecting market receptivity to new products for the age 50+ market introduced in the second quarter. Payment Protection Insurance (PPI) sales, excluding runoff business(1), were up 18 percent compared to the third quarter of 2003, driven by strong growth in southern Europe.

•	Retirement Income & Investments (RI&I) sales of fixed annuities were up 126 percent to $653 million from the third quarter of 2003 and grew 76 percent on a sequential quarter basis, reflecting strong distribution relationships and flexible product features. Sales of the company’s income distribution series products(2) more than doubled over the comparable prior year quarter to $70 million and were up 11 percent on a sequential quarter basis.

•	Mortgage Insurance (MI) continued its international expansion, with international insurance in-force (IIF) up $47 billion, or 40 percent over the prior year quarter; up 33 percent after excluding favorable foreign currency effects (FX).

“Looking across the progress we have demonstrated so far in 2004, we believe it is imperative that our industry help create awareness of the growing need for personal protection safety nets and dependable retirement income in the face of longer life spans and burgeoning health and long-term care costs,” Fraizer said. “At the same time, we are extending our global reach in helping more consumers achieve homeownership through the use of mortgage insurance. Genworth’s focused capabilities and execution continue to strengthen its foundation for future growth and improved returns to shareholders.”

(1)	In the third quarter of 2003, the company evaluated its contractual relationships with PPI distributors against targeted return thresholds and made decisions to terminate or non-renew certain contracts which the company refers to as “non-core” or “runoff.” Existing business under these contracts will runoff over several years in the normal course of business.

(2)	Income distribution series products are comprised of the company’s retirement income annuity product and two variable annuity riders that provide similar income features. The term does not include immediate annuities or fixed annuities, which also serve income distribution needs but are reported separately in the company’s third quarter financial supplement.

Pro Forma Consolidated Operating Results

The company operates in three primary business segments: Protection, Retirement Income & Investments, and Mortgage Insurance, in addition to a Corporate and Other Segment.

Consolidated third quarter pro forma net operating earnings growth of 25 percent was driven by increases in all business segments over the comparable quarter in the prior year and included $4 million of favorable FX. RI&I Segment pro forma net operating earnings grew to $42 million in the third quarter of 2004 from $15 million in the third quarter of 2003. Growth was primarily driven by higher sales and improved spreads in the fixed annuity product line and higher fee income due to new contracts in 2004 to manage GE’s municipal guaranteed investment contracts (GIC) business. Corporate and Other Segment pro forma net operating earnings improved to a loss of $8 million in the third quarter of 2004 as compared to a loss of $24 million in the third quarter of 2003 primarily due to the absence of litigation settlement costs which occurred in 2003. MI Segment pro forma net operating earnings increased 10 percent, from $93 million in the third quarter 2003 to $102 million in the third quarter of 2004, due primarily to continued strong growth internationally and $3 million of favorable FX. Protection Segment pro forma net operating earnings increased 2 percent to $135 million as compared to $132 million in the prior year quarter primarily due to business growth and lower legal expenses in life insurance, offset by declines in both PPI and group.

All segment information below is presented on a pro forma basis. Segment pro forma net operating earnings presented are equivalent to pro forma net earnings for all segments except Corporate and Other. For a reconciliation of the Corporate and Other Segment pro forma net operating earnings to GAAP net earnings, see the disclosure at the end of this release.

Pro Forma Segment Net Operating Earnings

Protection Pro forma net operating earnings (unaudited)
(Dollar amounts in millions)

	Q3 04	Q3 03
Life	$61	$52
Long term care	43	42
Payment protection	21	25
Group	10	13

Total Protection	$135	$132

Sales
(Dollar amounts in millions)

	Q3 04	Q3 03
Life	$36	$39
Long term care	39	62
Payment protection	397	648
Group	39	32

Total Protection	$511	$781

Protection Segment pro forma net operating earnings increased $3 million from the prior year quarter due primarily to business growth and lower legal expenses in life insurance, offset by a decline in earnings in PPI and group. Long term care insurance (LTC) pro forma net operating earnings were up slightly to $43 million, as compared to the third quarter of 2003, as business growth and claims favorability was offset by higher deferred acquisition cost amortization and by $3 million of lost investment income in the third quarter of 2004 from the reallocation to the Corporate and Other Segment of approximately $250 million of excess capital. PPI pro forma net operating earnings, $21 million in the third quarter of 2004 as compared with $25 million in the third quarter of 2003, were negatively impacted by $4 million due to a higher effective tax rate subsequent to our separation from GE and the continued runoff of low return books of business. Group pro forma net operating earnings were down from the prior year due to favorable claims experience in 2003 that did not recur in the current year.

Sales of term life were $26 million in the third quarter of 2004, compared with $24 million in the comparable prior year period; growth reflected recently implemented price reductions together with ongoing service and distribution support initiatives. Universal life sales were $10 million in the third quarter of 2004 as compared with $15 million in the third quarter of 2003. LTC sales decreased to $39 million in the third quarter of 2004 from $62 million in the prior year quarter. As planned, overall PPI sales declined from $648 million in the third quarter of 2003 to $397 million in the third quarter of 2004 reflecting our strategic decision to exit lower return distribution relationships. PPI sales, excluding runoff business, grew 18 percent from $330 million in the third quarter of 2003 to $390 million in the third quarter of 2004 due to growth in the southern European region. Group sales increased 22 percent in the current year quarter as compared to the prior year quarter, reflecting growth in non-medical products.

Retirement Income & Investments Pro forma net operating earnings (unaudited)
(Dollar amounts in millions)

	Q3 04	Q3 03
Spread retail	$26	$6
Fee retail	12	4
Spread institutional	4	5

Total RI&I	$42	$15

Sales
(Dollar amounts in millions)

	Q3 04	Q3 03
Spread retail	$929	$583
Fee retail	521	891
Spread institutional	580	334

Total RI&I	$2,030	$1,808

RI&I pro forma net operating earnings were $42 million for the third quarter of 2004 compared to $15 million in the prior year period. This growth reflects improved spreads on increased retail assets under management, strong business growth in fixed annuities, as well as an $8 million increase in fee retail products driven primarily by new contracts in 2004 to manage GE’s municipal GIC business. Spread institutional pro forma net operating earnings decreased $1 million to $4 million in the 2004 quarter as compared to $5 million in the 2003 quarter, primarily due to a 6 percent decline in average assets under management related to the planned reduction of participation in the floating-rate funding agreement market.

Third quarter 2004 sales of spread retail products were up $346 million as compared to the prior year quarter, driven primarily by a 126 percent increase in sales of fixed annuities. Fixed annuity sales increased due to expanded relationships in the bank channel and flexible product features. Sales of fee retail products declined $370 million from the prior year quarter as the market continued to shift to products with a variety of guarantees, many of which the company elected not to offer. Sales of Genworth’s income distribution series products were up 120 percent to $70 million in the quarter as compared to the prior year quarter. The increase in sales of spread institutional products from $334 million to $580 million relates primarily to uneven flows from large contracts.

Mortgage Insurance Segment Pro forma net operating earnings (unaudited)
(Dollar amounts in millions)

	Q3 04	Q3 03
International	$50	$42
United States	52	51

Total Mortgage Insurance	$102	$93

Sales
(Dollar amounts in millions)

	Q3 04	Q3 03
International	$13,163	$13,026
United States	6,206	17,207

Total Mortgage Insurance	$19,369	$30,233

Mortgage insurance pro forma net operating earnings grew $9 million (including $3 million of favorable FX) to $102 million in the third quarter of 2004, from $93 million in the third quarter of 2003, due primarily to continued strong growth internationally, partially offset by a higher effective tax rate subsequent to our separation from GE. Growth in international pro forma net operating earnings reflected strong revenue growth while loss ratios remained low. U.S. pro forma net operating earnings were up $1 million over the prior year quarter as a result of lower underwriting expenses and higher net investment income resulting from investment portfolio repositioning, partially offset by lower insurance in-force levels.

International new insurance written was $13 billion, nearly flat as compared to the year ago period, reflecting a smaller mortgage origination market in Australia. This was offset by increased account penetration in both Canada and Australia as well as growth in new insurance written in Europe. U.S. new insurance written was $6 billion in the current year quarter, down from $17 billion in the prior year, as a result of a significantly smaller mortgage origination market and actions taken since the third quarter in 2003 to restructure certain excess of loss risk sharing arrangements.

Corporate and Other Segment (unaudited)
(Dollar amounts in millions)

	Q3 04	Q3 03
Pro forma net operating earnings (Dollar amounts in millions)	$(8)	$(24)

Corporate and Other Segment pro forma net operating earnings improved to a loss of $8 million in the third quarter of 2004 as compared to a loss of $24 million in the third quarter of 2003 primarily due to the absence of litigation settlement costs which occurred in 2003.

Shareholders equity at September 30, 2004 was $12.2 billion, or $24.89 per share. Shareholders’ equity, excluding accumulated other comprehensive income, at September 30, 2004 was $10.9 billion. Book value per share, excluding accumulated other comprehensive income, increased to $22.35 at September 30, 2004, compared to $21.84 at June 30, 2004.

Earnings Conference Call Information

The company will hold a conference call on October 22 from 10 a.m. to 11 a.m. (EDT) to discuss third quarter results and business outlook.

The company’s conference call will be accessible via telephone and the Internet. A third-quarter financial supplement and conference call materials will be available on the company’s website when released. Investors are encouraged to review all of these materials. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code 54592399 to register. A replay of the call will be available from 1 p.m. EDT on October 22 through October 29, 2004 by dialing 1-888-286-8010 in the U.S or 1-617-801-6888 (outside the U.S.) and entering the access code 97756063. The call will also be replayed at the company’s website during this same time period.

Strategic Update for Investors in December 2004

The company plans to hold a strategic update for investors on December 15, 2004 at its headquarters in Richmond, Virginia. This full-day meeting will be web cast and archived on the company’s website. Detailed information will be provided at a future date.

Basis of Historical and Pro Forma Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information contained in this press release reflects the company’s historical combined financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2003:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as pro forma net earnings from continuing operations, excluding pro forma after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from pro forma net operating earnings for the periods presented in this press release, other than a $22 million tax charge arising from the company’s separation from GE in the nine months ended September 30, 2004. Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of historical and pro forma net operating earnings to historical and pro forma net earnings.

Due to the unpredictable nature of the items excluded from the company’s definition of net operating earnings, the company is unable to reconcile its outlook for net operating earnings to net earnings from continuing operations presented in accordance with GAAP. The company’s outlook for pro forma net operating earnings is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release.

This press release also includes outlook regarding a non-GAAP financial measure entitled “net operating earnings return on equity,” or ROE. The company defines ROE as net operating earnings divided by average pro forma stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (commonly referred to as accumulated other comprehensive income (AOCI)). Management believes that analysis of ROE enhances understanding of the efficiency with which the company deploys its capital. However, ROE as defined by the company should not be viewed as a substitute for GAAP net earnings divided by average stockholders’ interest. Due to the unpredictable nature of net operating earnings and average stockholders’ interest excluding AOCI, the company is unable to reconcile its outlook for ROE to GAAP net earnings divided by average stockholders’ interest. The company’s outlook for pro forma ROE is presented on a basis consistent with the other pro forma financial information presented elsewhere in this press release.

All net realized investment gains (losses) are reflected in the Corporate and Other Segment and are not reflected in the results of any of the company’s other segments. As a result, the segment results contained in this press release are presented on a net operating earnings basis, which is the same as net earnings under GAAP for all segments, except Corporate and Other Segment. For a reconciliation of net operating earnings for Corporate and Other Segment to net earnings presented in accordance with GAAP, see the table at the end of this press release. The term “net operating loss” as used in the this press release is also a non-GAAP financial measure and has an analogous meaning to “net operating earnings.”

Definition of Sales

The term “sales” as used in this press release means (1) annualized first-year premiums for term life insurance, long-term care insurance, group life and health insurance and life-contingent annuities; (2) deposits for universal life insurance, spread-based non-life contingent products and fee-based products; (3) written premiums gross of reinsurance and cancellations for PPI; and (4) new insurance written for mortgage insurance, which in each case reflect the amount of business the company generated during each period presented. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, deposits, gross written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period. This operating measure enables the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the following:

•	Risks relating to the company’s businesses, including interest rate fluctuations, downturns and volatility in equity markets, defaults in portfolio securities, downgrades in the company’s financial strength and credit ratings, unexpected changes in mortality and morbidity rates, accelerated amortization of deferred acquisition costs and present value of future profits, impairment of the value of goodwill, decreases in the volume of mortgage originations, increases in mortgage insurance cancellations, increases in the use of captive reinsurance in the mortgage insurance market, the influence of large mortgage lenders and investors, foreign exchange rate fluctuations, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, illiquid investments, competition, inability to attract or retain independent sales intermediaries and dedicated sales specialists, defaults by counterparties, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory actions, or investigations, political or economic instability and the threat of terrorism; and

•	Risks relating to the company’s separation from GE, including the loss of benefits associated with GE’s brand and reputation, the company’s need to establish the new Genworth brand identity quickly and effectively, the company’s inability to present financial information in SEC filings that accurately represents the results the company would have achieved as a stand-alone company, the possibility that the company will not be able to replace services previously provided by GE on comparable terms, uncertainty of amounts and timing of payments that the company has agreed to make to GE under the company’ tax matters agreement and other matters relating to that agreement, potential conflicts of interest with GE and GE’s engaging in the same type of business as the company does in the future.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 20 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

# # #

Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

COMBINED STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)	Three months ended September 30,
	Historical		Pro forma
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Premiums	$1,523	$1,664	$1,523	$1,547
Net investment income	785	1,033	806	764
Net realized investment gains (losses)	3	(13)	3	(9)
Policy fees and other income	159	232	161	134

Total revenues	2,470	2,916	2,493	2,436

Benefits and expenses:
Benefits and other changes in policy reserves	1,034	1,345	1,041	1,079
Interest credited	328	407	336	340
Underwriting, acquisition and insurance expenses, net of deferrals	399	525	401	441
Amortization of deferred acquisition costs and intangibles	242	276	244	226
Interest expense	60	40	60	57

Total benefits and expenses	2,063	2,593	2,082	2,143

Earnings from continuing operations before income taxes and accounting changes	407	323	411	293
Provision for income taxes	136	93	138	83

Net earnings from continuing operations before accounting changes	271	230	$273	$210

Net earnings from discontinued operations, net of taxes	—	10
Loss on sale of discontinued operations, net of taxes	—	(67)

Net earnings before accounting change	271	173
Cumulative effect of accounting changes, net of taxes	—	—

Net earnings	$271	$173

Net earnings from continuing operations per share:
Basic	$0.55	$0.47	$0.56	$0.43

Diluted	$0.55	$0.47	$0.56	$0.43

Net earnings per share:
Basic	$0.55	$0.35

Diluted	$0.55	$0.35

Shares outstanding
Basic	489.6	489.5	489.6	489.5
Diluted	490.4	489.5	490.4	489.5

COMBINED STATEMENT OF EARNINGS INFORMATION

(Amounts in millions, except per share data)	Nine months ended September 30,
	Historical		Pro forma
	2004	2003	2004	2003
	(Unaudited)
Revenues:
Premiums	$4,953	$4,941	$4,782	$4,605
Net investment income	2,823	3,020	2,393	2,207
Net realized investment gains (losses)	27	(29)	24	(11)
Policy fees and other income	612	685	461	395

Total revenues	8,415	8,617	7,660	7,196

Benefits and expenses:
Benefits and other changes in policy reserves	3,675	3,806	3,230	3,045
Interest credited	1,088	1,222	1,000	1,023
Underwriting, acquisition and insurance expenses, net of deferrals	1,383	1,489	1,235	1,231
Amortization of deferred acquisition costs and intangibles	892	935	797	790
Interest expense	154	94	180	144

Total benefits and expenses	7,192	7,546	6,442	6,233

Earnings from continuing operations before income taxes and accounting changes	1,223	1,071	1,218	963
Provision for income taxes	424	322	428	282

Net earnings from continuing operations before accounting changes	799	749	$790	$681

Net earnings from discontinued operations, net of taxes	—	186
Gain (loss) on sale of discontinued operations, net of taxes	7	(67)

Net earnings before accounting change	806	868
Cumulative effect of accounting changes, net of taxes	5	—

Net earnings	$811	$868

Net earnings from continuing operations per share:
Basic	$1.63	$1.53	$1.61	$1.39

Diluted	$1.63	$1.53	$1.61	$1.39

Net earnings per share:
Basic	$1.66	$1.77

Diluted	$1.65	$1.77

Shares outstanding
Basic	489.5	489.5	489.5	489.5
Diluted	490.4	489.5	490.4	489.5

PRO FORMA FINANCIAL INFORMATION

	Three months ended September 30, 2004
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$1,523	$—	$—	$—	$1,523
Net investment income	785	—	21	—	806
Net realized investment gains (losses)	3	—	—	—	3
Policy fees and other income	159	—	2	—	161

Total revenues	2,470	—	23	—	2,493

Benefits and expenses:
Benefits and other changes in policy reserves	1,034	—	7	—	1,041
Interest credited	328	—	8	—	336
Underwriting, acquisition and insurance expenses, net of deferrals	399	—	2	—	401
Amortization of deferred acquisition costs and intangibles	242	—	2	—	244
Interest expense	60	—	—	—	60

Total benefits and expenses	2,063	—	19	—	2,082

Earnings from continuing operations before income taxes	407	—	4	—	411

Provision for income taxes	136	—	2	—	138

Net earnings from continuing operations	$271	$—	$2	$—	$273

	Three months ended September 30, 2003
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$1,664	$(66)	$(51)	$—	$1,547
Net investment income	1,033	(20)	(249)	—	764
Net realized investment gains (losses)	(13)	4	—	—	(9)
Policy fees and other income	232	(65)	(33)	—	134

Total revenues	2,916	(147)	(333)	—	2,436

Benefits and expenses:
Benefits and other changes in policy reserves	1,345	(52)	(214)	—	1,079
Interest credited	407	—	(67)	—	340
Underwriting, acquisition and insurance expenses, net of deferrals	525	(66)	(18)	—	441
Amortization of deferred acquisition costs and intangibles	276	(27)	(23)	—	226
Interest expense	40	—	—	17	57

Total benefits and expenses	2,593	(145)	(322)	17	2,143

Earnings from continuing operations before income taxes	323	(2)	(11)	(17)	293

Provision for income taxes	93	—	(4)	(6)	83

Net earnings from continuing operations	$230	$(2)	$(7)	$(11)	$210

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

PRO FORMA FINANCIAL INFORMATION

	Nine months ended September 30, 2004
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$4,953	$(80)	$(91)	$—	$4,782
Net investment income	2,823	(28)	(402)	—	2,393
Net realized investment gains (losses)	27	(3)	—	—	24
Policy fees and other income	612	(103)	(48)	—	461

Total revenues	8,415	(214)	(541)	—	7,660

Benefits and expenses:
Benefits and other changes in policy reserves	3,675	(71)	(374)	—	3,230
Interest credited	1,088	—	(88)	—	1,000
Underwriting, acquisition and insurance expenses, net of deferrals	1,383	(117)	(31)	—	1,235
Amortization of deferred acquisition costs and intangibles	892	(46)	(49)	—	797
Interest expense	154	—	—	26	180

Total benefits and expenses	7,192	(234)	(542)	26	6,442

Earnings from continuing operations before income taxes	1,223	20	1	(26)	1,218

Provision for income taxes	424	13	(1)	(8)	428

Net earnings from continuing operations	$799	$7	$2	$(18)	$790

	Nine months ended September 30, 2003
(Dollar amounts in millions)	Historical	Pro forma adjustments - excluded assets and liabilities (a)	Pro forma adjustments - reinsurance transactions (b)	Pro forma adjustments - capital structure and other (c)	Pro forma
	(Unaudited)
Revenues:
Premiums	$4,941	$(187)	$(149)	$—	$4,605
Net investment income	3,020	(55)	(758)	—	2,207
Net realized investment gains (losses)	(29)	7	11	—	(11)
Policy fees and other income	685	(195)	(95)	—	395

Total revenues	8,617	(430)	(991)	—	7,196

Benefits and expenses:
Benefits and other changes in policy reserves	3,806	(136)	(625)	—	3,045
Interest credited	1,222	—	(199)	—	1,023
Underwriting, acquisition and insurance expenses, net of deferrals	1,489	(200)	(58)	—	1,231
Amortization of deferred acquisition costs and intangibles	935	(76)	(69)	—	790
Interest expense	94	—	—	50	144

Total benefits and expenses	7,546	(412)	(951)	50	6,233

Earnings from continuing operations before income taxes	1,071	(18)	(40)	(50)	963

Provision for income taxes	322	(6)	(16)	(18)	282

Net earnings from continuing operations	$749	$(12)	$(24)	$(32)	$681

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

RECONCILIATION OF COMPANY NET EARNINGS TO PRO FORMA NET OPERATING EARNINGS

(Amounts in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2004	2003	2004	2003	2003
	(Unaudited)
Net earnings	$271	$173	$811	$868	$1,081
Net earnings from discontinued operations, net of taxes	—	(10)	—	(186)	(186)
(Gain) loss on sale of discontinued operations, net of taxes	—	67	(7)	67	74
Cumulative effect of accounting change, net of taxes	—	—	(5)	—	—

Net earnings from continuing operations	271	230	799	749	969

Excluded assets and liabilities (a)	—	(2)	7	(12)	(15)
Reinsurance transactions (b)	2	(7)	2	(24)	(20)
Capital structure and other (c)	—	(11)	(18)	(32)	(42)

Pro forma net earnings from continuing operations	273	210	790	681	892

Pro forma net realized (gains) losses on investments, net of taxes	(2)	6	(16)	7	(25)
One-time tax charge relating to initial public offering, net of taxes	—	—	22	—	—

Pro forma net operating earnings	$271	$216	$796	$688	$867

Net earnings per share
Basic	$0.55	$0.35	$1.66	$1.77	$2.21

Diluted	$0.55	$0.35	$1.65	$1.77	$2.21

Net earnings from continuing operations per share
Basic	$0.55	$0.47	$1.63	$1.53	$1.98

Diluted	$0.55	$0.47	$1.63	$1.53	$1.98

Pro forma net earnings from continuing operations per share
Basic	$0.56	$0.43	$1.61	$1.39	$1.82

Diluted	$0.56	$0.43	$1.61	$1.39	$1.82

Pro forma net operating earnings per share
Basic	$0.55	$0.44	$1.63	$1.41	$1.77

Diluted	$0.55	$0.44	$1.62	$1.41	$1.77

Shares outstanding
Basic	489.6	489.5	489.5	489.5	489.5
Diluted	490.4	489.5	490.4	489.5	489.5

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

RECONCILIATION OF CORPORATE AND OTHER SEGMENT NET LOSS TO PRO FORMA NET OPERATING LOSS

(Dollar amounts in millions)	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)
Segment net loss	$(6)	$(28)	$(12)	$(78)
Excluded assets and liabilities (a)	—	—	(5)	1
Reinsurance transactions (b)	—	9	—	32
Capital structure and other (c)	—	(11)	(18)	(32)

Pro forma net loss from continuing operations	(6)	(30)	(35)	(77)

Net realized (gains) losses on investments, net of taxes	(2)	6	(16)	7
One-time tax charge relating to initial public offering	—	—	22	—

Pro forma net operating loss	$(8)	$(24)	$(29)	$(70)

Note: For a discussion of notes (a), (b), and (c) to these tables see Notes to Pro Forma Financial Information and Reconciliation Tables.

Notes to Pro Forma Financial Information and Reconciliation Tables

(a)	Reflects adjustments to exclude amounts included in the company’s historical combined earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to, UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004. The unaudited pro forma earnings information gives effect to the reinsurance transactions as if each occurred as of January 1, 2003 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2003. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party insurance in the ordinary course of business.

As a result, the company’s unaudited pro forma combined statement of earnings reflects premiums and fees from these products issued after January 1, 2003, even though variable annuities and structured settlements issued during 2003 are included in the blocks of policies reinsured to UFLIC. The company’s pro forma combined statements of earnings exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2003, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

In addition to investment assets transferred to UFLIC in exchange for a reinsurance recoverable asset from UFLIC, concurrently, the company contributed $1.836 billion of capital to UFLIC which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma earnings adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) as supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets to be contributed to UFLIC for the contribution.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatorily redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was complete June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.